EXHIBIT 99.1
Press Release dated August 19, 2009

FOR IMMEDIATE RELEASE

ZAP and ETI Tech of Malaysia Sign Binding MOU for Electric Vehicle Joint Venture

SANTA ROSA, California and KULIM, Malaysia (August 19, 2009) – U.S. electric vehicle pioneer ZAP (OTC BB: ZAAP) and Malaysia’s home grown green technology company, ETI Tech Corporation Berhad (listed on ACE Market of Bursa Malaysia: 0118.KL; ETITECH), jointly announced today their intention to form a manufacturing and distribution joint venture.

ZAP and ETI Tech have signed a binding Memorandum of Understanding (MOU) for the supply of ETI Tech batteries and battery management systems (BMS) for ZAP personal transportation electric vehicles. The two companies have also agreed to joint manufacturing and distribution and expect to execute a definitive agreement within ninety days from the date of signing the MOU.

Under the MOU, ZAP shall provide its personal transportation vehicle line to ETI Tech in Malaysia for the integration of its battery and BMS technology. Well known for its high standard of quality, ETI Tech is entrusted by ZAP to be responsible for the manufacturing and quality assurance of the completed electric vehicles before distribution. ZAP has further agreed to appoint ETI Tech as the distributor of ZAP electric vehicles in Malaysia and other international markets to be determined by the two companies.  ETI Tech retains the rights to assign another distributor on behalf of ZAP in Malaysia, but will remain the supplier to the venture.

“ETI Tech is a maker of high quality electronics that are complimentary to the strategy ZAP is taking in the market. Not only will this help expand and improve our manufacturing capacity, it opens new markets for ZAP,” said CEO Steve Schneider. “We look forward to scaling up production over time to include larger, conventional electric cars and trucks.”

Schneider intends to travel to China later this week for discussions with a manufacturer of high quality lithium batteries to secure for the new venture with ETI Tech.

“It is a marvelous occasion and a great opportunity for ETI Tech to be able to work hand-in-glove with a prestigious alternative fuel technology vehicle company such as ZAP,” said ETI Tech Executive Director Dennis Chuah.  “This joint venture with ZAP marks a new era for ETI Tech and puts ETI Tech on the Green Technology World Map. We are honoured and proud to say that ETI Tech’s undying effort is finally recognized after one and a half years of commitment in the R&D of electric vehicles. With a concerted effort from both ETI Tech and ZAP, we will be able to expedite the commercialization of our new range of electric vehicles as planned.”

For more news and information on ZAP, visit www.IRGnews.com/coi/ZAAP where you can find the CEO's video, a fact sheet on the company, investor presentation, and more.

About ZAP:

Headquartered in Santa Rosa, California, ZAP is a leading global distributor of alternative fuel technology vehicles with more than 50 U.S. dealers in the U.S. and vehicles shipped to over 75 countries. ZAP has been a leader in electric transportation since 1994, delivering over one hundred thousand vehicles. ZAP manufactures a line of electric vehicles, including electric city-cars and trucks, motorcycles, scooters, and ATVs. ZAP sells some of the only electric city-speed cars, trucks and vans in production today and is developing a freeway capable electric vehicle called the ZAP Alias. For further information, visit http://www.zapworld.com.

About ETI Tech:

ETI Tech of Kulim, Kedah Darul Aman, Malaysia is principally involved in the research & development (R&D), design and marketing of BMS for rechargeable energy storage solutions. The company focuses on the software and circuitry design which combined the Polymer Lithium-ion (“PLi”) cells in series / parallel form to produce higher power output to be drawn from the battery pack. The battery pack is suitable for mobile heavy electronic product application such as electric vehicles. ETI Tech, being the pioneer, leader and believer in green energy in Malaysia, has embarked and ventured into the emerging growth market in green technologies. To date, ETI Tech’s BMS R&D team has successfully developed and tested a PLi-based battery system that could economically replace lead acid-based batteries currently used in a number of commercially available electric vehicles, while meeting or exceeding industry benchmarks for speed, range, reliability and recharging efficiency. For further information, visit http://www.etitech.com.my/

Forward-Looking Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

ZAP
Investor Relations Group
212-825-3210

Investor Relations
Rachel Olson or Michael Crawford

Media Relations
Laura Colontrelle

ETI Tech
Ms CH Tan
Tel No.: +6012 470 1151
E-mail: info@etitech.com.my